Exhibit 4.1

MASTERBEEF GROUP

CYBERSECURITY POLICY

Effective as of April 11, 2025

The Board of Directors (the “Board”) of MasterBeef Group (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Cybersecurity Policy (the “Policy”) to ensure that cybersecurity risk management remains a meaningful priority in our business strategy and operations. This Policy is designed to comply with and shall be interpreted to ensure compliance with Regulation S-K Item 16(b)(1) and Item 16(K) of Form 20F to allow our shareholders and investors to ascertain our cybersecurity practices with sufficient detail to understand our cybersecurity risk profile.

1.	Administration

Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board, or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

In the event that the Audit Committee of the Company shall be vested with the authority and responsibility to become knowledgeable of potential cybersecurity risks the Company may face and to govern and conduct oversight of the processes underlying the Policy, the Audit Committee Charter shall be amended to provide for such authority and power to the members of the Audit Committee in accordance with the provisions below.

2.	Cybersecurity Oversight Responsibility

a.	Establish and maintain a management strategy for cybersecurity which includes:

1.	Identification: Proactively identify the manners in which our business could be materially impacted by cybersecurity risks, including understanding the economic drivers and impact of cyber risk, including the financial impact to our Company and value preservation of the Company.

1.	Cybersecurity Incidents – an unauthorized occurrence on or conducted through its information system that jeopardizes the confidentiality, integrity, or availability of its information systems or any information residing therein

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2.	Cybersecurity Threats – any potential occurrence that may result in an unauthorized effort to adversely affect the confidentiality, integrity, or availability of its information systems or any information residing therein.

2.	Assessment: Periodically assess our risks relating to cybersecurity threats, including risks relating to our reliance on third parties, considering the likelihood and impact that could result from the manifesting of such risks, together with the sufficiency of existing policies, procedures, systems, and safeguards in place to manage such risks and aligning such cyber-risk management policies with the Company’s business needs by integrating cyber-risk analysis into significant business decisions.

3.	Management: Determine and implement reasonable safeguards to address any identified gaps in our existing processes and procedures, including aligning cyber-risk management policies with the Company’s needs by integrating cyber-risk analysis into significant business decisions and ensuring that the Company’s organization structure supports such cybersecurity goals.

4.	Report: Establish and monitor an incident response approach requiring our Chief Financial officer to report to us, the full Board of Directors and legal counsel any cybersecurity concerns or events.

b.	Engage third parties to assist with evaluating the effectiveness of our risk-management and cybersecurity practices.
c.	Determine the materiality of cybersecurity incidents including assessing potential or actual financial impacts, reputational damage, and operational disruptions.
d.	In the event of a cybersecurity incident, record all material and known facts, including their nature, scope, and financial implications;
e.	Ensure that all Form 6-K filings required in relation to any material cybersecurity incident will be prepared and timely filed (with any reasons for delayed disclosures being documented in writing).

3.	Effective Date; Retroactive Application

This Policy shall be effective as of April 11, 2024 (the “Effective Date”).

4.	Amendment; Termination

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

5.	Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 20-F for fiscal year ended December 31, 2024.

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